SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549              ---------------
                                                                 SEC FILE NUMBER
                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING               0-08149
                                                                 ---------------
                                                                   CUSIP NUMBER
(CHECK ONE): [X] Form 10-K and Form 10-KSB [ ] Form 20-F
             [ ] Form 11-K [ ] Form 10-Q and Form 10-QSB            80603Q 10 5
             [ ] Form N-SAR                                      ---------------

                For Period Ended:         December 31, 2002
                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR
                For the Transition Period Ended:
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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

Full Name of Registrant

         Scanner Technologies Corporation

Former Name if Applicable

Address of Principal Executive Office (STREET AND NUMBER)
         14505 21st Avenue N., #220

City, State and Zip Code
         Minneapolis, Minnesota  55447
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        |    (a)      The reasons described in reasonable detail in Part III of
        |             this form could not be eliminated without unreasonable
        |             effort or expense;
        |    (b)      The subject annual report, semi-annual report, transition
[X]     |             report on Form 10-K, Form 20-F, 11-K, Form N-SAR, [ X ] or
        |             portion thereof, will be filed on or before the fifteenth
        |             calendar day following the prescribed due date;
        |             or the subject quarterly report of transition report on
        |             Form 10-Q, or portion thereof will be filed on or before
        |             the fifth calendar day following the prescribed due date;
        |             and
        |    (c)      The accountant's statement or other exhibit required by
        |             Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

The Company has been unable to assemble all of the information necessary to complete the audit of its financial statements, due in part to unresolved financial issues, and so is unable to file its Annual Report on Form 10-KSB in a timely manner.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Elwin M. Beaty           (763)          476-8279
               (Name)            (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports)
         been filed? If answer is no, identify report(s).       [X] Yes  [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                             [ ] Yes   [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        SCANNER TECHNOLOGIES CORPORATION
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date March 31, 2003                     By /s/ Elwin M. Beaty
                                           -------------------------------------
                                           President and Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.